USA Mobility, Inc. Investor Conference Call
November 1, 2007
10:00 a.m. Eastern Time

Operating Results for the Third Quarter Ended September 30, 2007

Operator: Good morning and welcome to USA Mobility’s Third Quarter Investor Conference Call. Today’s call is being recorded. Online today we have Vince Kelly, President and CEO, and Tom Schilling, Chief Operating Officer and CFO. At this time for opening comments I will turn the call over to Mr. Kelly. Please go ahead, sir.

Mr. Kelly:

Good Morning.
Thank you for joining us for our third quarter investor update. Before we discuss our operating results, I want to remind everyone that today’s conference call may include forward-looking statements that are subject to risks and uncertainties relating to USA Mobility’s future financial and business performance. Such statements may include estimates of revenue, expenses, and income, as well as other predictive statements or plans which are dependent upon future events or conditions. These statements represent the Company’s estimates only on the date of this conference call and are not intended to give any assurance as to actual future results. USA Mobility’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions that the Company believes to be reasonable, based upon available information, they are subject to risks and uncertainties. Please review the risk factors section relating to our operations and the business environment in which we compete, contained in our 2006 Form 10-K and related Company documents filed with the Securities and Exchange Commission, for a description of these risks and uncertainties. Please note that USA Mobility assumes no obligation to update any forward-looking statements from past or present filings and conference calls.

We are pleased to speak with you today regarding our third quarter operating results, which are in line with the financial guidance we provided at the end of the second quarter. Tom will review the financial details in a moment. However, I wanted to share a few key highlights of the quarter first:

•	Subscriber trends continued to improve during the quarter, with the annual rate of unit erosion declining to 15.0 percent from 15.2 percent in the second quarter. The improvement resulted from a slight increase in total gross placements and a modest decline in gross disconnects. Net unit losses decreased to 137,000 from 155,000 in the prior quarter and 193,000 in the first quarter of this year.

•	Revenue trends also improved during the quarter as the annual rate of revenue erosion slowed to 11.8 percent from 15.5 percent in the second quarter. This is the slowest rate of revenue decline we have reported in many quarters.

•	Operating expenses were lower again in the third quarter, consistent with our goal to manage a low-cost operating structure, even though our rate of decline slowed as expected relative to prior periods.

•	We again met our goal of generating substantial free cash flow during the quarter, allowing us to return capital to stockholders per our stated policy. We paid a regular quarterly cash distribution of $0.65 per share on September 6th, which represented a return of capital of $17.7 million. Including quarterly and special cash distributions paid earlier this year, we have returned approximately $80.5 million in capital to stockholders in 2007. Additionally, on October 30th our Board of Directors declared a $0.65 per share quarterly cash distribution for stockholders of record as of November 8th, payable on November 29th. Similar to previous distributions, we expect the entire amount of this distribution to be paid as a return of capital.

Overall, we were very pleased with our results for the third quarter. We continued to generate substantial free cash flow, continued to make progress in selling and marketing to our core market segments, and continued to manage the Company profitably with a low-cost operating structure. And, most importantly, we continued to focus on positioning USA Mobility for the future.

That said I want to remind all of you once again that we continue to operate in a highly competitive business environment. As such, we face an uphill battle every day to compete in a constantly changing telecom marketplace. Although we strongly believe in the performance and price advantages of our products and services, our customers are confronted daily by competitors who claim to have better wireless solutions at better prices.

This competitive pressure, as I mentioned in our second quarter earnings call, underscores three major risk factors for us as we look ahead. They are: (1) a continuing high rate of gross subscriber cancellations, (2) a continuing high level of annual revenue erosion, and (3) an increasingly difficult challenge to reduce costs with a declining revenue base. Given the potential impact of these risks over time, we wanted to again call them to your attention in this conference call.

Having highlighted these risks, we remain on track to achieve the financial guidance we revised upwards last quarter, and we look forward to reporting further progress in the fourth quarter and as we move into 2008.

I’ll comment further on these and other business issues in a few minutes, but first Tom Schilling will review third quarter financial results and provide further insights on our recent operating performance.... Tom.

Mr. Schilling:

Thanks Vince, and good morning.
Our third quarter results were largely in line with our previous financial guidance. The pace of subscriber erosion improved modestly; ARPU increases and revenue from system sales lessened the rate of revenue decline; and, we continued to make progress on lowering our cost structure. While the results are in line with expectations and on balance the quarter represented a very strong result, we remain concerned about the high rate of net subscriber losses driven mostly by the unabated rate of gross subscriber cancellations.

We ended the third quarter with 3,620,000 subscribers, which represent an annual decline of 15.0 percent compared to the third quarter of 2006. This annual rate of decline is a slight improvement compared to the second quarter rate of 15.2 percent.

The annual rate of net unit loss within the direct channel in the third quarter was 14.2 percent. As we discussed on our second quarter earnings call, we are disappointed that we have not seen any real improvement in the annual rate of net unit loss within our direct base for two years. Our biggest concern is with the lack of improvement in the rate of cancellation. Over the course of the past six quarters we’ve seen the annual rate of gross cancellation in the direct channel increase from 26.3 percent as of the second quarter of 2006 to 27.0 percent in the third quarter of 2007. While the deterioration is small we had been expecting significant improvement by this point.

Within our core customer segments, the Healthcare segment continued to have the lowest quarterly rate of net unit loss at 1.0 percent, while Government and Large Enterprise segments were 4.3 percent and 4.6 percent, respectively.

Total paging average revenue per unit (“ARPU”) increased to $8.62 in the third quarter from $8.54 in the previous quarter. Likewise, direct ARPU increased sequentially to $9.16 from $9.08 and indirect ARPU increased to $4.56 from $4.53.

The increase in ARPU was directly related to two factors. First, as we discussed in the second quarter conference call, we implemented structural pricing changes intended to bring more uniformity to the pricing of units with certain enhanced features. Second, we have continued to experience a reduction in the rate of billing and service credits issued to customers.

The effects of both of these factors will provide recurring ARPU and revenue benefits in the future. However, we consider both to be non-repeating incremental improvements. For example, we believe the rate of service and billing credits now being issued is at a run rate that will be sustained for the foreseeable future, so we do not expect significant incremental uplifts in the future.

Combined, these two items impacted third quarter ARPU by approximately 20 cents compared to second quarter. Absent these incremental improvements, ARPU would have declined about 12 cents or 1.4 percent. This represents the normal ARPU decline we have been experiencing due to the change in our customer mix toward higher unit, lower ARPU customers.

Looking ahead we expect to see some benefit of pricing increases in the fourth quarter within the indirect channel. However, we expect future price increases in the direct channel to be marginal and on a customer-by-customer basis with our larger customers who generally are under contract.

With the improved ARPU, paging revenue posted the smallest quarterly and annual rate of decline in recent history. Third quarter paging revenue was $95.4 million a decline of 2.9 percent from the second quarter, and 14.9 percent from the year ago quarter.

Cellular revenue for the third quarter totaled $2.0 million, a decrease from $2.5 million in the second quarter. I would remind you that our second quarter cellular revenue included approximately $500,000 from the sale of Blackberries to a large hospital group. Excluding that large sale, revenue was comparable quarter over quarter.

Product revenue, which includes new pager sales, lost pager revenue, and Integrated Resource Management system sales, was $6.9 million in the quarter, a substantial increase over the second quarter. The increase in the quarter was a result of the recognition of $1.9 million in revenue from a large system installation.

Total reported revenue for the third quarter was $105.4 million, a decrease of $2.0 million or 1.9 percent from the second quarter.

Total operating expenses (excluding depreciation, amortization and accretion) decreased four-tenths of a percent from the second quarter and 14.4 percent from the third quarter of 2006. As we have discussed on previous calls, it is becoming increasingly difficult to reduce costs now than it had been in the past couple years, and that will be the case as we move forward.

Service, Rental and Maintenance (“SRM”) expenses in the third quarter were $36.7 million, a decrease of $2.6 million or 6.6 percent from the previous quarter. In the third quarter we had non-recurring benefits that reduced our cost by approximately $1.1 million. So adjusted for the non-recurring items, our run rate SRM expenses decreased about 3.9 percent.

As discussed on our second quarter earnings call, our site rent costs have been running higher than expected due to under-utilization of our Master Lease Agreements (“MLAs”) with Crown Castle International Corp. (“Crown Castle”) and American Tower Corp. (“American Tower”). Because these agreements have an “all you can eat” pricing structure to them, the incremental cost of moving sites from smaller and more costly landlords to sites operated by Crown Castle and American Tower is negligible. Although we have made steady progress and continue to work through various engineering and other technical issues connected with these site conversions, we still have a long way to go to complete this process. It remains our highest priority from a cost management standpoint.

With regard to new long-term projections on site rent expense, I know a number of you have asked if we will be providing such a schedule. At this time, however, we don’t plan to provide specific guidance on site rent expense. We may consider providing such data at some point in the future, but only after we become more comfortable with our ability to predict long-term trends in this area.

Selling and Marketing expenses decreased eight-tenths of a percent in the quarter due largely to lower headcount. While we are pleased with the productivity from our sales force, the reality is that with a declining top line, we have to manage these expenses down by becoming more efficient with our targeting, training and back office support of the sales function.

General and Administrative (“G&A”) expenses in the third quarter rose 1.3 percent. Both the second quarter and third quarter expenses contained non-recurring benefits due largely to tax refunds and other recoveries of $2.6 million and $1.3 million, respectively. Adjusted for those non-recurring benefits our run rate G&A expenses declined approximately 4.0 percent in the quarter.

EBITDA for the third quarter was $31.6 million or 29.9 percent of revenue, compared to $33.3 million or 27.8 percent of revenue for the third quarter of 2006. The reconciliation from Operating Income to EBITDA has been provided in our earnings release.

Income tax expense for the third quarter was $1.1 million versus $9.7 million in the second quarter and $7.1 million in the third quarter of 2006.  The third quarter 2007 income tax expense includes a $7.4 million reduction to income tax expense due to the resolution of uncertain tax positions for the tax year 2003.  Excluding this reduction required by the accounting standard FIN 48, income tax expense would have been $8.5 million or an effective tax rate of 39.6%.

Capital expenses in the third quarter were $4.5 million, compared to $3.5 million in the second quarter and $5.1 million in the first quarter. The sequential quarterly increase was due principally to additional pager device purchases during the quarter.

Each year during the fourth quarter the Company updates its long-term operating plan and forecast. Due to the continuing high level of subscriber erosion and the decline in the market price for our shares in 2007, there is a possibility that the Company will deem it appropriate to record an impairment charge to Goodwill in a future period. Similarly we may determine that a valuation allowance is appropriate if it appears the Company will not be able to fully utilize our Deferred Income Tax Assets.  As of September 30, 2007, Goodwill reflected on our balance sheet was $188.2 million, and the value of our Deferred Income Tax Assets was $162.2 million.  We have no additional guidance to provide at this time and will update investors as appropriate as we move forward with these evaluations.

Finally, based on our overall operating performance in the third quarter, we are maintaining our previously announced financial guidance for 2007.

With that, I’ll turn it back over to Vince.

Mr. Kelly: Thanks, Tom.
Before opening up the call for your questions, I wanted to give you a brief update on several other areas of interest, including: (1) our market segmentation strategy; (2) network update; (3) our recently announced management realignment and (4) key business initiatives for 2007.

(1)	Market Segmentation Strategy

We have focused our sales and marketing efforts around our three core market segments of Healthcare, Government, and Large Enterprise, all of which include many emergency response organizations. Our strategy concentrates on key vertical markets where we have experienced lower gross cancellations and where we can potentially broaden our presence and create new sales and service opportunities. We have made solid progress in expanding account relationships within each vertical as well as developing a greater understanding of each segment’s wireless communications requirements. Having established this fundamental groundwork, we are greatly encouraged that we can make additional inroads as we commit additional time and energy to these segments over time.

At September 30th, our three key market segments of Healthcare, Government and Large Enterprise made up 76.5 percent of our direct subscriber base, compared with 66.6 percent at September 30, 2006. These three segments also made up approximately 68.5 percent of our direct paging revenue, compared to 63.2 percent a year earlier.

Healthcare continued to be our most stable segment during the quarter with a net unit loss rate of 1.0 percent, paging revenue growth of 1.6 percent, and an increase of ARPU by 13 cents over the second quarter. Moreover, through the first nine months of 2007, nearly 49.0 percent of the Company’s direct gross unit additions were from Healthcare while net churn in this segment continued to be the lowest of any segment. Healthcare accounts now represent 41.0 percent of our direct subscriber base and 35.2 percent of direct paging revenue, by far our most stable segment.

To help leverage our success in this key vertical, we have continued to upgrade our healthcare sales organization, whose primary goal is to win new hospital accounts. Our team of Healthcare Solutions Specialists, all of whom are experienced in selling to the Healthcare segment, have undergone intensive training and are well equipped to sell our suite of wireless products and services. These products and services, which range from paging to enterprise applications that manage critical communications within a hospital, are designed to improve staffing efficiencies, increase patient care, reduce critical event response times, and help reduce a hospital’s costs and risks. Although this Healthcare-focused sales team has been in place for a short period of time, it already has generated new hospital sales leads in numerous locations across the country.

Our Government segment now represents about 20.2 percent of our direct subscriber base and about 14.0 percent of our direct paging revenue. Net churn in this segment is the second lowest of the core segments, but is still running higher than our forecast.

In the third quarter, we were pleased to expand our existing relationship with the U.S. Department of Health and Human Services by providing them with additional paging units for their National Disaster Medical System, the agency’s nationwide emergency response system. Given the effectiveness of our networks in disaster scenarios, we look to establish similar relationships with other federal, state and local government agencies to help them meet their emergency response communications needs.

Our Large Enterprise segment represents about 15.3 percent of our direct subscriber base and about 19.3 percent of direct paging revenue. However, this segment experiences higher churn than Healthcare or Government as some corporate users continue to migrate to other services.

Even with the technology migration experienced in this segment, some of the country’s most prominent high tech and industrial companies consider paging mission critical in their emergency response or day-to-day communications plans. Our account management and selling focus in this segment hinges around a three-tiered strategy designed (1) to retain the current business we have through an ongoing contract renewal process; (2) to convert business to USA Mobility as our competitors continue to struggle and (3) to stay ahead of the ongoing technology migration through sales of alternative services.

On balance, we remain excited about prospects for our core market segments and continue to place a heavy sales and marketing emphasis on this critical part of our business.

(2)   Network Update

Our network rationalization program, a multi-year project we began after our merger nearly three years ago to consolidate facilities and tower sites and optimize the costs of operating our paging networks, made progress during the third quarter after being slowed by site rent issues during the second quarter. While we are still dealing with certain delays in converting site leases onto our MLAs, as Tom noted, site rent savings picked up pace during the quarter and we continued to pursue various other cost efficiencies, including the elimination of redundant locations, consolidation of equipment and reduction of excess capacity.

During the third quarter we decommissioned 969 transmitters, built 106 sites on customer facilities, built another 197 sites for coverage on go-to frequencies where legacy systems are being removed, yielding a net reduction of 666 transmitters.  Through the first nine months of 2007 we eliminated 1,748 transmitters and now operate 11,793 transmitters in service.  In the fourth quarter we plan to decommission approximately 650 transmitters, with site rationalization continuing to be our largest cost reduction project.  Although the project of removing transmitters remains on track for both the short- and long-term, the timing and amounts of future site rent savings is still not entirely clear due to lease commitments and other complications.  I would note, however, that on a comparative basis cost savings from network rationalization for the first nine months of 2007 over the first nine months of 2006 exceeded $10.3 million and that, as expected, future costs savings will continue to trend lower.

During the quarter we also continued to consolidate paging terminals, which is another key component in reducing network, maintenance and Telco costs.  In the third quarter we removed another five terminals, bringing total terminal reductions so far this year to 18, leaving 190 paging terminals in service.  In addition, certain paging terminal consolidations are completed in conjunction with office lease expirations; therefore, yield office rent and other expense savings as well.

One additional item I want to bring to our investors attention that could potentially significantly impact our network cost structure in the future is an Order for Reconsideration (“Order”) recently issued by the Federal Communications Commission (“FCC”) on October 4th. Additional information on this Order will be included in our third quarter Form 10-Q. The Order basically requires all commercial mobile radio service (“CMRS”) providers with a subscriber base in excess of 500,000 to have, among other things, at least eight hours of backup power at each transmission site. While we don’t think this makes sense for paging providers, at this moment we are covered by the Order. The Order would require a report on our sites within six months of the Office of Management and Budget (“OMB”) signing off and then six months later full compliance.

We think the intent of the Order, which is to provide solid reliable wireless communications during times of emergency, makes sense. However, we don’t think that the FCC properly considered the unique simulcast high-power network architecture of paging, nor some of the practical realities of implementing this Order. For instance, our initial research in talking to the backup power manufacturers indicates that the type of Uninterruptible Power Supply (“UPS”) required would be much larger than a transmitter (actually about the size of a refrigerator), the cost would be significant and only be available on a limited basis due to their own manufacturing capabilities.

In other words, it could take years for us to purchase enough UPS units to comply with the Order, and even then it’s not clear there is physical space at many of our landlord sites. It’s also not entirely clear if there are alternative sites available with space that would still fit our network footprint. Additionally, complying with this Order could significantly increase our capital expenses and long-term network cost in the areas of site rent and maintenance.

In addition to these very practical issues, our feeling is that this Order should not apply to paging at all, because the simulcast nature of our networks and the satellite control means that if a single transmitter in a given area is down, other transmitters are likely to be up and the paging users can still receive a signal, which is much different than a mobile phone network.

We are working with our outside FCC counsel and considering our options with respect to this Order.

(3) Management Realignment

As you know, we made several important changes to our management structure in recent months, all of which were designed to create a smaller and more efficient senior leadership team. Earlier this month Tom Schilling, our CFO, took on the expanded role of Chief Operating Officer (“COO”) and assumed responsibility for such functions as information technology, supply chain management and customer service. At the same time Tom Saine, formerly VP of Corporate Technical Operations was promoted to Chief Technology Officer and will oversee all aspects of the Company’s paging networks, including operations, planning and rationalization. Both executives have made major contributions to the Company’s recent successes and I believe they will be equally successful in their new corporate roles. In connection with these and several other management changes, Peter Barnett, formerly our COO has left the Company. Peter was a dedicated business professional and a tremendous asset to this organization; we wish him all the best in the future.

We believe these senior management changes, combined with those we made in July, were important and necessary steps to streamline our organizational structure as USA Mobility and our industry continues to evolve. While we are proud of the Company’s achievements in the past, we realize we must anticipate what our business will look like in the future and plan accordingly. These plans not only include making changes in the way we do business, but the way we manage our business and who manages it. In short, we recognize that we are in a business that demands we anticipate, plan and execute our goals sharply and with little margin for error. As such, I believe our new leadership structure and management team is well suited to pursuing and accomplishing this business mission.

(4)	Key Business Initiatives

Finally, I want to briefly restate the four primary business objectives and goals for 2007 that we established back in January. Even though we have made considerable progress on each of these objectives during the first nine months, they will remain equally high priorities over the balance of the year.

1.	Drive cash flow by supporting a low-cost operating platform

Reducing operating expenses will become increasingly challenging for us in coming quarters with a declining revenue base. Nonetheless, in order for us to maintain an efficient and profitable business, it is essential that our cost structure appropriately reflects our projected revenues. Therefore, we will stay focused on reducing expenses as necessary in all areas of the Company going forward, including network costs, selling & marketing costs and general & administrative costs.

2.	Revenue Per Unit

While industry pricing has been challenging for many years, it remains critically important for us to maintain ARPU at or above current levels within our core segments to help offset anticipated future revenue erosion. Although ARPU increased in the third quarter, we cannot depend on price increases alone to stabilize ARPU over time. Instead, we will need to make a greater effort to differentiate the valuable attributes of our products and services and effectively communicate these benefits to existing and potential customers.

3.	Reduce paging subscriber erosion

We continue to face high levels of gross subscriber cancellations in virtually all customer channels. Without question, as I noted earlier, this major long-term challenge to our business is the result of intense competition and pricing pressure from larger telecom service providers, many of whom provide some form of wireless text messaging capability. For the most part, we understand why certain paging customers have migrated to competing technologies to satisfy certain wireless communications needs. At the same, we are also convinced that USA Mobility can and should continue to play an important role among wireless service providers because paging still offers the distinct advantages of (1) great signal strength and reliability, (2) broad network coverage, and (3) undisputedly lower cost.

4.	Maximize revenue opportunities around our core market segments: Healthcare, Government, and Large Enterprise

We continue to believe our future success will be partially dependent on the effective delivery of value-added wireless solutions to our core market segments. We are encouraged by the quality of relationships we have established in these core accounts as well as the successful experience our sales and marketing staff has achieved to properly service these accounts over the long-term. Accordingly, we plan to focus an even greater percentage of our time and effort on our three core market segments moving forward.

In summary, we had another excellent quarter in which we met or exceeded the majority of our performance objectives consistent with our business plan and the revised guidance we provided in early August. At the same time, we know we still have a lot of work to do. It is abundantly clear to the Company’s leadership that there are significant operating challenges over the next few years and those challenges will require management’s full time and attention. With that understood, I can tell you that I’m confident that our management team and dedicated employees are up to the task and will do everything in our power to meet those challenges with the same sense of urgency and focus as we’ve displayed in the past.

As usual, we will keep you updated on our progress and other corporate issues on future earnings calls.

With that, I will ask the operator to open up the line for your questions. We would ask you to limit your initial questions to one and a follow-up. After that, we will take additional questions as time allows. Operator.

[Investor Q&A]

Operator: Thank you, Mr. Kelly. Ladies and gentlemen, our question and answer session is conducted electronically. If you have a question, please press the star key followed by the digit one on your touchtone phone. If using a speakerphone, please disengage your mute function to allow your signal to reach our equipment. Again, star one at this time for your questions. We’ll pause just a moment to assemble the roster. And ladies and gentlemen, it is star one if you would like to ask a question. Again if using a speakerphone, disengage your mute function.

And our first question will come from John Hallowell.

(Jason Mudrick): Hey, Vince, (Jason Mudrick). Congratulations on a great quarter.

Vince Kelly: Thanks, (Jason).

(Jason Mudrick): Hey, one quick question. You have $63 million of cash on the balance sheet, and I know you’re going to pay out close to $18 million with a 65-cent dividend. But we got you generating like $27 million to $28 million in free cash flow this quarter, which is going to leave you at the end of the year post dividend with over $70 million.

Why not give us another special dividend? You certainly don’t need that much cash, and frankly we can deploy that cash more efficiently than you can.

Vincent Kelly: I’ll answer it in general, and Tom can talk about the specifics of your numbers. But our strategy is – we’ve been, I think, very clear, Jason – is to generate cash and put that cash back in the hands of our shareholders because they are much better at investing and using the cash than we are.

Having said that, we’re going to be now in our second year in a row of distributing about $100 million in cash back to our shareholders. We did it in 2006, we’ll do it again in 2007, and we’ll give you guys a lot of cash back in 2008.

I don’t think we’re going to end the year with nearly as much cash as what you just forecast there, but I do think we’ll end the year with a lot of cash and I do think doing a special dividend that our Board would look at some time next year, depending on a number of things. One of the things that it depends on is I want to get, quite frankly, some more clarity and some more visibility on this FCC back-up power order.

Because, Jason, if we have over 11,000 transmitters right now and we’ll have by next year below 9,000 transmitters, if we literally had to buy a very expensive back-up power unit for each one of those generators and try to negotiate – I mean I don’t think it’s conceivably possible but – and try to negotiate with all the landlords for increased cost of installing those large units in their facilities, that could be a considerable capital expense upfront and considerable operating expense.

And I want to find out where we are on that before we do any more discretionary cash distributions to shareholders. Having said that, you know, setting that aside, our policy and our philosophy on returning capital to shareholders hasn’t changed. And, Tom, do you want to comment on the numbers?

Tom Schilling: Yes, I think the numbers you stated of our ending cash is going to be a little higher than we expect to end the year. So we would not expect to end the year with $70 million on cash-on-hand.

(Jason Mudra): OK, but even if that’s a little high...

Tom Schilling: Yes, we’ll have a substantial amount of cash at the end of the year, but I think as Vince said...

(Jason Mudra): I must say at $65, you don’t need $65 million in cash. So I appreciate, Vince, that you need more clarity on this FCC thing which just sounds ridiculous it was applied to you, but...

Vincent Kelly: It does.

(Jason Mudra): When you do have some more clarity if you could pass the message along to your Board, you know, we’d certainly like it back sooner rather than later.

Vincent Kelly: I 100 percent hear you, (Jason), and I don’t disagree with what you’re saying.

(Jason Mudra): Thanks. Thanks, guys.

Vincent Kelly: Thank you.

Operator: We’ll go next to Mark Kaufman with MLK Investment Management.

Mark Kaufman: Good morning, gentlemen. I have a question about the tax loss carry forward that you have and the availability of it. Is there, and at what point does the safe harbor run out about, you know, change of ownership.

I guess specifically the last question was, you know, paying out of dividend. I have a question. When and if is there a possibility to institute a share repurchase program that wouldn’t jeopardize the tax attributes you have?

Tom Schilling: Well, let me just clarify – the tax attributes that we have, I think when you said safe harbor I think you meant the change of control that happened when the – with the merger of Arch and Metrocall.

Mark Kaufman: That’s right.

Tom Schilling: Yes. There’s a five-year on that in terms of the change of control, which expires after the 2008 return, I believe, so – or 2009 return. But we have an abundance of tax attributes that are not subject to that limitation that we’re using right now.

Mark Kaufman: OK.

Tom Schilling: So those are – does that answer your question about the availability of them?

Mark Kaufman: So I guess it does, so that you have – so would that imply that there would be a possibility to do a share repurchase?

Tom Schilling: Yes, we’ve addressed this, I think, on just about every call. You know, we have looked at as just as (Jason) said, investors are probably better equipped to make investment decisions than we are.

Given the taxability of our dividend right now, which is a return of capital so it’s a completely tax-deferred situation when we make these cash distributions, we feel rather than investing it back in the Company’s stock the best thing to do is give it to investors. If investors want to buy more USA Mobility they’re free to do so, if they want to put it in other investments they’re free to do so as well.

Mark Kaufman: And I thank you.

Operator: Ladies and gentlemen, having no other questions in queue, I’d like to remind everyone it is star one for your questions at this time. And Mr. Kelly, having no other questions at this time – oh, we do have. Actually somebody just signaled. We’ll go to Eric Basroon with CR Intrinsic.

Eric Basroon: That being said, would it make sense to possibly look at some acquisitions given that their cost structure is relatively fixed and you’d basically be buying a book of revenue going forward just adding these customers to your network?

Vince Kelly: Yes, you know, Eric, it would, and we have in some cases taken a look. We want to be very disciplined because I think it kind of gets back to what (Jason) was saying a little while ago on the first question.

You know, we’re owned by an awful lot of professional investors. And, you know, they’re better at buying companies and deploying capital than we are. We’re very good operators, I think. We just turned in another great quarter. We tend to be cautious and tell you guys everything, things we do well and things that we’re concerned about.

Taking cash and acquiring other smaller paging companies that might have some issues with their fixed cost structure, they might have some issues with long-term leases, or buying a business outside of paging is something that I think we would be extremely cautious on.

I’m not saying we wouldn’t do it, but it would have to be a very good and very compelling transaction that we could articulate to our shareholders. And keep in mind our largest shareholder sits on our Board of Directors and there are a number of gentlemen that sit on our Board that are, you know, professional investors and buy and sell companies for a living.

I think we’re just going to be cautious. I myself have been around for a long time, and acquisitions can be a very good thing but you’ve got to be very careful when you buy a company, because it doesn’t always fulfill the promise that you hear, you know, from everybody going in about all the wonderful synergies you’re going to get, all the wonderful things that are going to happen.

So I think yes, we would consider and we do from time to time, look at other companies to see if it would make sense and see if we could get some operating leverage in doing some consolidations. But we’re just going to be disciplined about how we go about it and really focus on generating cash and giving cash back to our shareholders.

Eric Basroon: Yes, I appreciate that. You know, in the past you’ve stated – you know, all I’ve heard you state, though, in terms of variable costs has to do with your G&A, which doesn’t come out to be all that significant.

Could you give us a more direct sense of what the variable cost would be to add these new customers if you were to go that route?

Tom Schilling: Yes. The variable cost of adding subscribers at this point would be very little. There’d be mostly customer service cost, you know, answering the phone calls, billing, and those types of things. But it’s a very small incremental cost.

What happens, as Vince said, is that you’re not just, in most cases, picking up the customer base. You’re picking up the paging infrastructure that – and the employee base that you have to then incur disposal costs on and the network, which is – that’s something we’re already dealing with, with our legacy networks.

Vince Kelly: I guess, Eric, you know, the way I look at it, and I mean, you know, on a general basis and it can be very different for us when we’re going out and obtaining subscribers whether they’re alpha-numeric, or nationwide subscribers, or two-way subscribers, or plain old numeric.

But in general we’re spending between $60 and $65 to capture a subscriber who’s selling and marketing through our own channels, and we’re capturing right now, quite frankly, a lot of our competitor’s subscribers. We’ve got a very good sales force, they’re a juggernaut out there, and they’re on the march.

And so when I look at that and I say to myself you can capture that subscriber between $60 and $65 and put them on a relatively efficient, you know, machine which is our infrastructure in our customer service, our call centers, et cetera, our billing system, you don’t have all the hair of having to deal with their landlords, having to deal with their billing system conversion with them, to deal with a lot of issues that can really slow you down, cost a lot and reduce your margin.

We’re very sensitive to our cash-flow margins. As I’m sure you guys can tell by the results, even though our revenues come down quite a bit over the last three years, you know, we’ve kept that margin up in the amount of cash we generate of our revenue base fairly high.

And I think, you know, you have to ask yourself the question is it better to do that acquisition and get a little bump right now in your scale and your size, or is it better to just keep going the path we’re going, which is just meet them in the marketplace and take them on.

So far we’ve concluded the latter’s better, but, you know, we can always, you know, revisit opportunities, but it would have to be kind of in the right cost zone. You know, if I’m spending 65 bucks, 60 bucks to capture a subscriber right now, I wouldn’t want to spend a lot more than that unless there was really compelling reason to do so, or unless I could acquire that subscriber without bringing a lot of extra cost, and particularly fixed cost along with it.

Eric Basroon: OK, great. I appreciate it.

Operator: We’ll go next to Eileen Alexanderson with Lazard.

Eileen Alexanderson: Good morning. You’ve talked about the sales leads created by the upgrade of the sales force, I guess in the Healthcare area. Would you talk a little bit about kind of your expectations for some visible benefit on the subscriber growth side?

Vince Kelly: Well, with respect to the whole Healthcare side of our business, I mean that clearly is the most solid, most stable core of business users we have. They’re not totally, you know, unaffected by churn or by cancellations or by other technology, but I think from the cost perspective and from a perspective of what our products can do, they appreciate it.

What we did is we’ve gone out and we’ve hired some sales professionals, and it’s about right now 16 of very – I mean I’d call them fairly well compensated people that have experience selling a variety of products and systems in the Healthcare segment.

And they have been trained with respect to our products and our services, not just paging but everything that we sell through the Healthcare sector, and they’ve been put on a compensation and a commission plan which is based on, you know, they get paid for what they create.

So if they’re not adding a lot of business to us, they’re not going to make money, they’ll basically self-select themselves out of the business. They have given us over 200 new leads since they’ve been in-house here on new hospital business.

Now these sales oftentimes take some time to come to fruition, but the whole idea there is to see if we can make those 16 successful. And if they become successful and they can continue to get us new leads and start closing a lot of those leads, we’ll probably add to that group.

It might not be that we would double that group because going up the very large hospital accounts, and I’m talking about accounts that you can potentially get 500 or more pager subscribers from. You know, there’s a fixed universe that you can go after there.

But what we’re really trying to do is just put more energy in that. In the past we would approach it with a sales rep in a given market who might sell the multiple types of businesses. They might sell some hospitals, they might sell some Healthcare – I mean some Government, some Large Enterprise, some local business.

But they wouldn’t themselves be specialists, and they wouldn’t themselves be trained and be able to get a meeting with the Chief Executive Officer of that hospital or the Chief Information Officer of that hospital. They would more be dealing with the administrators who provision communication services.

And by selling other products and focusing on software applications and things that just make hospitals more efficient in general, we’re hopeful that we can get the year, get the meetings, and really, I think, bring our Healthcare focus to a higher level here in 2008.

Eileen Alexanderson: OK. And would you be willing to comment on the other two sectors in terms of the outlook for spending the (scrub) erosion?

Vince Kelly: Government has been looking at other technologies and has been churning higher than what we quite frankly forecast internally. And we’d like to see that slow down. We’re very focused on Government.

We’ve actually had a number of good sales and good accounts that we’ve put on in this last quarter, and there’s a couple in the hopper right now that we’re working with. But, you know, they’re like other customers in that they’re susceptible to wanting to move to new technologies, and oftentimes, like we saw in some of the hospital accounts, they’ll move to a technology, not be satisfied with it, and we’ll have an opportunity to get them back.

Large Enterprise, they’re probably the most susceptible to alternative technologies and looking at other things. Although some of our very large businesses, some of the very large accounts we have, I think just from a cost standpoint, still recognize that paging is a good solution.

But look, I mean clearly churn, gross cancellations, migration to other technologies is something that we’re very concerned about, very focused on. We have a fairly limited ability to affect it other than to continue to try to sell and upgrade the quality of our sales force to communicate the attributes of not only paging but the attributes of other solutions that we can sell to combine paging and other forms of communications.

We sell a lot of Blackberries now. We’ve seen a huge migration, in fact, this year in our mobile phone sales which are often combined with paging sales from just selling voice-type products to voice and data products.

Once of the bigger things that we’ve had success with this year in a lot of our accounts is selling these Sprint aircards that you plug into your laptop computer and it’ll give you fairly high-speed internet access.

We sold a lot of Blackberries. We’ve had a lot of large accounts – Hospitals, Government, Large Enterprise – buy Blackberries from us and keep paging. We’ve had some buy Blackberries from us in placement of paging.

So we’re very focused on capturing revenue and capturing value out of that captive customer base that we have right now. We’ve got to be able to offer everything, and I think from a standpoint of cost, I just don’t see anything right now on the horizon that can totally usurp paging.

What I do see is, you know, someone will look at the functionality of a Blackberry and say gee, there’s just more things I can do with this device than a pager that made the determination at this point that I want to move from a pager to a Blackberry.

But oftentimes that’s a temporary thing, and I think oftentimes, depending on what business you’re in that’s a shortsighted thing because you have a situation like you had in Minnesota where a bridge collapsed and everybody’s trying to communicate on their cell phones and Blackberries, and quite frankly they just stopped working. The network was overloaded.

Whereas if you’re in the hospital business, you’re in emergency response, you’re the Red Cross up there, is a big customer of ours, you have pagers, you know what? They keep working. So I’m not going to tell you that it’s not going to continue to churn and we’re not going to continue to be challenged by it.

But we’re doing everything we can to educate the customers and educate potential new customers that paging still has an awful lot of strong attributes going for it and at a relatively low cost.

Operator: Our next question will be from Lee Crockett with MSC Global Investment.

Lee Crockett: Good morning. This is a two-part question on market share. If you look back over the last – the first nine months of this year, and in those opportunities where you’ve had to go head-to-head with American Messaging (“AMSI”) or Skytel for a book of business that’s rolling over, how have you done in those and give us any guesstimate as to your market share at the end of the year?

I’m looking at your slides from your May presentation and you show yourself as 60 percent. You see that changing at the end of 2007?

Vincent Kelly: It’s very difficult for us to tell you exactly where we sit on market share, because we don’t have access to the data of those competitors. And that’s hard to tell you what’s going on with AMSI.

What I can tell you, the sense that I can give you is every other week we have a management meeting. And in that management meeting we make our regional Vice Presidents who effectively run the sales organizations out in the field along with Jim Boso, who’s our Executive Vice President of Sales and Marketing, go through their funnels and talk to us and particularly share large accounts with us, and what we’re winning and what we’re doing.

And very, very much the case that the majority of what they’re showing us, our accounts that they’re taking away from these competitors, specifically two that you mentioned. So I would imagine that our market share is expanding, but it’s very hard for us to quantify it. We’ll try to do so when we get to the end of the year.

We’ll try to see what information we can get, but it’s very difficult for us to tell you did it go from 60 percent to 63 percent. I mean I just – I can’t tell you at this point. I can tell you just qualitatively that we’re winning accounts from those guys.

Lee Crockett: And just a follow -up to that, is there under of these Other – that you listed under the Other, they’re either going out of business or being consolidated by American Messaging or Skytel. You know, as difficult as it is for you to get the information, it’s even more difficult for us to get information on the industry.

Vincent Kelly: Yes. You know...

Lee Crockett: So anything you that you could provide would be helpful.

Vincent Kelly: Yes. I mean, there’s an awful lot of small carriers still out there in regions that have built a network that’s been in the ground for a long period of time, and they can come in and they can lowball price you.

And one of the things that we’re doing, as you can imagine being a nationwide provider, we’re looking at our networks and we’re trying to make decisions over time based on population and customer density where it really makes sense for us to provide service.

So there may be situations in the future in the middle of Idaho or something where, you know, we just don’t think it makes sense for us to be there, but there might be a local operator there and he can provide some local service.

I think in a large metropolitan area where there’s a lot of customers particularly when you look at cultures like the northeast, we’re going to win most of those over time just because we have the better network. I mean the next largest nationwide network is not even half the transmitters that our networks are – that our nationwide networks are.

So I’m not concerned about another competitor being able to offer more, but I do see very small competitors still having a viable future, quite frankly, because in their given market they can make a good living by a relatively low-price infrastructure that’s been paid for a long time ago, you know, offer products and services that we may not be willing to match or we may not think it makes sense for us to have transmitters in those markets.

So it’s different. And guys who try to compete with us for the big, national business, I think we’re going to win the majority of those competitions. Some of the local guys may win something from us because we just frankly decide not to compete or not like the price point.

Lee Crockett: Thank you.

Operator: And our next question, a follow-up from Mark Kaufman with MLK Investment Management.

Mark Kaufman: I think the question was answered, but specifically what do you think – what’s your penetration in the Healthcare sector, the market penetration, or ballpark?

Vince Kelly: Yes, the large accounts, what I’m talking about where’s a potential to get 500 or more pagers with a large hospital account, we think our penetration is well north of 50 percent in those accounts.

There is an opportunity, I think, to get some more, but it’s not that our paging competitors have the other 50 percent, that other technologies have a big part of the other 50 percent. And what we have to be able to do is not only just get paging business with them, but get their other technology with them too.

I can’t, and I would love to, but I just can’t for competitive reasons go through with you who some of our very large accounts are and who some of our very large health facilities are. But they’re basically Who’s Who in the medical arena, and they’re buying from us a lot more than just paging.

And we continue to expand that capability, and that’s why we brought in these extra sales professionals to focus on Healthcare to continue to sell a whole suite of wireless solutions through the Healthcare facility. I’ll expect our penetration in that market segment to continue to increase going forward.

Mark Kaufman: Thank you.

Operator: And Mr. Kelly, having no other questions at this time, I’ll turn it back to you for closing remarks.

Vince Kelly: Well thank you very much for everyone for joining us today. We look forward to speaking to you after we release our fourth quarter and year-end results early next year. Everyone, have a great day.

Operator: Ladies and gentlemen, thank you so much for your participation. This does conclude today’s conference, and you may now disconnect your line.